For Immediate Release

MEET Investor Contact:

The Blueshirt Group
Allise Furlani or Brinlea Johnson
212-331-8433
IR@Themeetgroup.com

The Meet Group Appoints Mr. Bedi A. Singh to its Board of Directors

NEW HOPE, Pa., September 5, 2017 - The Meet Group, Inc. (NASDAQ: MEET), a public market leader for social discovery, today announced it has appointed Mr. Bedi A. Singh to The Meet Group’s Board of Directors effective September 5, 2017. Mr. Singh brings more than 25 years of public company operating and financial experience to The Meet Group, most recently in his former role as CFO of News Corporation.

“Bedi’s extensive experience serving as both a board member and operator for media, entertainment and technology companies makes him a natural fit for the Board,“ said Geoff Cook, Chief Executive Officer of The Meet Group. "His financial and public company expertise, combined with his international experience, will serve The Meet Group well as we seek to build on our strategy to monetize and grow our portfolio of apps worldwide and drive increased shareholder value.”

Prior to News Corp., Mr. Singh served as Co-CEO, President & CFO of MGM Studios, CFO of Gemstar-TV Guide, CFO of Novartis Pharma A.G. and CFO of SONY Pictures Entertainment. Prior to 2000, he held a number of senior finance positions at 21st Century Fox, including at News International plc (now known as News UK) and Fox Filmed Entertainment.

Mr. Singh has served on the Loews Cineplex Board of Directors, the North American Advisory Board for the London School of Economics, and the Advisory Boards of Move Inc. and MCAP Fund Investments. Mr. Singh is a Fellow of the UK Institute of Chartered Accountants, a graduate of the PMD program from Harvard Business School and started his business career with Arthur Andersen in London.

Seiden Krieger Associates, Inc., an independent search firm, assisted The Meet Group in the identification and evaluation of independent director candidates, including Mr. Singh.

About The Meet Group

The Meet Group (NASDAQ: MEET) is a fast-growing portfolio of mobile apps designed to meet the universal need for human connection. Using innovative products and sophisticated data science, The Meet Group keeps its approximately 2.8 million mobile daily active users engaged and originates untold numbers of casual chats, friendships, dates, and marriages. The Meet Group offers advertisers the opportunity to reach customers on a global scale with hundreds of millions of daily mobile ad impressions. The Meet Group utilizes high user density, economies of scale, and leading monetization strategies with the goal of maximizing adjusted EBITDA. Our apps - currently MeetMe®, Skout®, Tagged®, and Hi5® - let users in more than 100 countries chat, share photos, stream live video, and discuss topics of interest, and are available on iPhone, iPad, and Android in multiple languages. For more information, please visit http://www.themeetgroup.com.